UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

         Date of report (Date of earliest event reported):  June 18, 2013

Unico American Corporation

 (Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-3978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

23251 Mulholland Drive
Woodland Hills, California	91364
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

On June 18, 2013, Crusader Insurance Company (Crusader), a wholly owned subsidiary of Unico American Corporation (Unico), entered into a Standard Offer, Agreement and Escrow Instructions for the Purchase of Real Estate (the Agreement) with Papazian-Hirsh Calabasas, L.P. There is no relationship between the seller and the buyer. The real estate consists of a two story office building located on commercial land in Calabasas, California, about four miles from the Registrant’s current location. The office building has approximately 46,843 square feet. The price of the land and building is $9,500,000. Escrow is scheduled to close on September 26, 2013. The consideration for the land and building will be cash. Upon acquisition of the building, Crusader intends to hold the property for rental income until approximately July 1, 2014. After that date, Crusader intends to lease approximately half of the building to non-affiliated companies. The remaining half is intended to be occupied by Crusader with the remaining portion leased to its affiliated companies. This property is intended to be the new home office of Unico and all of its wholly owned subsidiaries.

The Agreement is subject to due diligence and other contingencies which must be completed within 45 days of June 18, 2013. If the due diligence and other contingencies are not satisfied within the 45 day period, the Agreement may be terminated by either party. There are no assurances that all of the due diligence and other contingencies will be satisfied.

Forward Looking Statements

Certain statements contained herein that are not historical facts are forward looking. These statements, which may be identified by forward looking words or phrases such as “scheduled,” “intend,” “maybe,” “must,” and “satisfy” involve risks and uncertainties, many of which are beyond the control of Crusader or Unico. Such risks and uncertainties could cause actual results to differ materially from these forward looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UNICO AMERICAN CORPORATION

                                                                (Registrant)

Date: June 24, 2013     By:   /s/ Lester A. Aaron

                                                Name:   Lester A. Aaron

                                                Title:   Chief Financial Officer

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